Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Qumu Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included (incorporated by reference) herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 15, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that Qumu Corporation did not maintain effective internal control over financial reporting as of December 31, 2015, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses were identified related to the adequacy of the Company’s risk assessment and monitoring processes as well as control activities specific to manual journal entries, account reconciliations, and revenue relative to its internal control over financial reporting.
/s/ KPMG LLP

Minneapolis, Minnesota
January 13, 2017